Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors’ report dated April 26, 2017, except for the paragraphs in Note 2, for which the date is August 23, 2017 on our audit related to the financial statements of CNote Group, Inc. as of December 31, 2016 and the related statements of operations, stockholders’ equity and cash flows for the period from April 22, 2016 (Inception) to December 31, 2016, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon
Newport Beach, California
August 25, 2017